UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
April 19, 2006

Date of Report (Date of earliest event reported)
QUALCOMM Incorporated

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-19528	95-3685934

(Commission File Number)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego,	CA	92121

(address of principal executive offices)		(Zip Code)
858-587-1121

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
     On April 19, 2006, QUALCOMM Incorporated (the “Company”) issued a press release regarding the Company’s financial results for its second quarter ended March 26, 2006. The full text of the Company’s press release is attached hereto as Exhibit 99.1.
     The attached press release presents pro forma financial information that is used by management (i) to evaluate, assess and benchmark the Company’s operating results on a consistent and comparable basis, (ii) to measure the performance and efficiency of the Company’s ongoing core operating businesses, including the QUALCOMM CDMA Technologies, QUALCOMM Technology Licensing and QUALCOMM Wireless & Internet segments, and (iii) to compare the performance and efficiency of these segments against each other and against competitors outside the Company. Pro forma measurements of the following financial data are used by the Company’s management: revenues, R&D expenses, SG&A expenses, total operating expenses, operating income, net investment income, income before income taxes, effective tax rate, net income, diluted earnings per share, operating cash flow and free cash flow.
     The attached press release presents pro forma information used by management excluding the QUALCOMM Strategic Initiatives (QSI) segment, estimated share-based compensation, certain tax benefits related to prior years and acquired in-process R&D expense. The QSI segment is excluded because the Company expects to exit its strategic investments at various times and the effects of fluctuations in the value of such investments are viewed by management as unrelated to the Company’s operational performance. Estimated share-based compensation is excluded because management views the valuation of options and other share-based compensation as theoretical and unrelated to the Company’s operational performance as it is affected by factors that are subject to change on each grant date including the Company’s stock price, stock market volatility, expected option life, risk-free interest rates and expected dividend payouts in future years. Moreover, it is not an expense that requires or will require cash payment by the Company. Certain tax benefits related to prior years are excluded in order to provide a clearer understanding of the Company’s ongoing tax rate and after tax earnings. Acquired in-process R&D expense in fiscal 2006 is excluded because such expense is incurred infrequently and is viewed by management as unrelated to the operating activities of the Company’s ongoing core businesses.
     Management is able to assess what it believes is a more fundamentally pure and comparable set of financial performance measures for the Company and its business segments by eliminating the episodic impact of strategic investments in QSI and items such as acquired in-process R&D, as well as the inherent, non-operational volatility of share-based compensation. As a result, management compensation decisions and the review of executive compensation by the Compensation Committee of the Board of Directors focus primarily on pro forma financial measures applicable to the Company and its business segments.
     The attached press release presents pro forma cash flow information including marketable securities. The Company’s management uses pro forma cash flow information including marketable securities to analyze increases and decreases in certain of its liquid assets, comprised of cash, cash equivalents and marketable securities. Management views certain marketable securities as liquid assets available on short notice to fund operations, acquisitions, strategic initiatives, stock repurchases and dividends even though these marketable securities do not meet the definition of cash equivalents in accordance with Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows.” The GAAP statements of cash flows report the purchases and sales of marketable securities as inflows and outflows. For internal analysis of the Company’s cash position, management does not view these transactions as inflows and outflows from the business, but as cash management transactions. The Company believes that this non-GAAP presentation is a helpful and practical measure of the Company’s liquidity.
     The attached press release presents free cash flow, defined as net cash provided by operating activities less capital expenditures. The Company’s management uses free cash flow to facilitate an understanding of the amount of cash flow generated that is available to grow its business and to create long-

term shareholder value. The Company believes that this presentation is useful in evaluating its operating performance and financial strength. In addition, management uses this measure to value the Company and to compare its operating performance with other companies in the industry.
     The non-GAAP pro forma financial information presented in the attached press release should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with Generally Accepted Accounting Principles (GAAP). In addition, pro forma is not a term defined by GAAP, and, as a result, the Company’s measure of pro forma results might be different than similarly titled measures used by other companies. Reconciliations between total QUALCOMM (GAAP) results and QUALCOMM pro forma results and total QUALCOMM (GAAP) cash flow and QUALCOMM pro forma changes in cash, cash equivalents and marketable securities are presented in the attached press release.
Item 9.01. Exhibits.

Exhibit
No.	Description
99.1	April 19, 2006 Press Release by QUALCOMM Incorporated

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALCOMM Incorporated

Date: April 19, 2006	By:	/s/ William E. Keitel

William E. Keitel,
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	April 19, 2006 Press Release by QUALCOMM Incorporated